Approved March 2026

Terms of Non-Employee Director Compensation
(adopted on March 3, 2026)
Each director serving on the Board of Directors of the Company (the “Board”) who is not an employee of the Company or an Affiliate (each, a “Non- Employee Director”) shall be compensated as provided below and as determined by the Board from time to time. The terms set forth below shall be in effect as of April 25, 2026 and shall remain in effect until modified by the Board or the Nominating and Corporate Governance Committee of the Board (the “Committee”).
Equity compensation awards granted pursuant to this Exhibit A shall be granted under the 2021 Medtronic plc Long Term Incentive Plan (the “Incentive Plan”). Unless otherwise defined below, capitalized terms set forth in this Exhibit A shall have the meaning given to them in the Incentive Plan.

Annual Retainers and Annual Stipends

Each Non-Employee Director shall be paid an annual retainer equal to $175,000 (the “Annual Retainer”).
Any Non-Employee Director serving as Lead Director of the Board shall receive, in addition to the Annual Retainer, an annual stipend of $45,000 (the “Lead Director Stipend”).
Any Non-Employee Director serving as Chair of the Audit Committee of the Board shall receive, in addition to the Annual Retainer, an annual stipend of $30,000, and any other Non- Employee Director serving as a member of the Audit Committee shall receive an Annual Stipend of $15,000 (the “Audit Committee Annual Stipends”).

Any Non-Employee Director serving as Chair of the Compensation and Talent Committee of the Board shall receive, in addition to the Annual Retainer, $25,000, and any Non-Employee Director serving as Chair of any of the Nominating and Corporate Governance, Growth, Operations or Quality Committees of the Board, or any other Committee of the Board as established by the Board and resolved from time to time, shall receive, in addition to the Annual Retainer, an annual stipend of $20,000 (the “Annual Chair Stipend”).
Except as otherwise set forth herein, the Annual Retainer, Lead Director Stipend, Audit Committee Annual Stipends and Annual Chair Stipend (the “Director Payments”) shall be paid in cash in two equal installments payable, respectively, within 10 days following the end of the Company’s second fiscal quarter and within 10 days following the end of the Company’s fiscal year. Notwithstanding the foregoing, the amount payable in respect of the Director Payments shall be reduced by 25% for each Non-Employee Director who fails to attend at least 75% of the total meetings of the Board and Committees of the Board on which such director served during the fiscal year, with such reduction to be applied to the payments to be made within 10 days following the end of the Company’s fiscal year.

If a Non-Employee Director serves on the Board or a committee for only part of a fiscal year, he or she will be paid a prorated portion of his or her Director Payments based on the number of days of service during such fiscal year, with such payment to be made within 10 days following the end of the fiscal year.

Approved March 2026
Unless otherwise determined by the Board, if a Non-Employee Director terminates service prior to the end of a fiscal year, he or she will be paid a prorated portion of his or her Director Payments based on the number of days of service during such fiscal year, with such payment to be made within 10 days following such termination of service.

Restricted Stock Unit Awards

On the first business day of each fiscal year of the Company, each Non- Employee Director who is then a member of the Board shall be granted that number of Restricted Stock Units (the “RSUs”) equal to $200,000 divided by the Fair Market Value of a Share on such date.

Each Non-Employee Director who was appointed on or before April 25, 2026 who retires prior to the last day of a fiscal year shall be granted, on the date of retirement, a number of RSUs equal to (1) $200,000 divided by the Fair Market Value of a Share on such Non- Employee Director’s retirement date, multiplied by (2) the Pro-Ration Factor (the “Pro-Rated Retirement Grant”), which is equal to the number of days of service provided in the fiscal year of termination divided by the total number of days in such fiscal year. Directors who are appointed to the Board on or after April 26, 2026 shall not be eligible for the Pro-Rated Retirement Grant.

For any Non-Employee Director appointed on or after April 26, 2026 (a “New Non- Employee Director”), such New Non-Employee Director shall be granted a number of RSUs on the next regular quarterly grant date following his or her appointment, equal to (1) $200,000 divided by the Fair Market Value of a Share on such Date, multiplied by (2) the New Director Pro- Ration Factor (the “New Director Grant’). For purposes of this calculation, the “New Director Pro- Ration Factor” shall mean a percentage determined by dividing the number of days remaining between the date of appointment to the Board of the New Non-Employee Director and the end of the fiscal year, and the total number of days in such fiscal year.

In addition, in the event any cash dividends are declared by the Company, each Non- Employee Director shall automatically be granted additional RSUs reflecting deemed reinvestment of any amounts that would have been paid in cash dividends with respect to the RSUs.

The Award Agreement in respect of the RSUs shall provide that the RSUs shall vest on the one- year anniversary of the grant date, except that the New Director Grants shall vest on the first business day of the fiscal year following the grant date. The Award Agreement shall further provide that the RSUs shall be settled in Shares, which Shares will be subject to certain holding restrictions.

Removal for Cause
In the event that a Non-Employee Director is removed from the Board for cause (as determined in the sole discretion of the Board) before a Change of Control (a “Removed Director”): (1) all Options granted to the Removed Director pursuant to a historically granted Option Award shall immediately expire and be forfeited and (2) unless the Board or Committee determines in connection with or after such removal to forfeit RSUs granted to the Removed Director, such RSUs shall be settled in a lump sum of Shares on the date on which the Removed Director ceases to be a member of the Board.

In addition, if the Removed Director has received or been entitled to delivery of Shares within six months before the date of removal, the Board or the Committee, in its sole discretion, may, subject to applicable law, require the Removed Director to return or forfeit all or a portion of

Approved March 2026
such Shares and receive back any exercise price paid therefor, or may require the Removed Director to pay the Company the value of such Shares less any exercise price paid therefor, determined as of the date of the exercise or delivery of the Award, as the case may be, in the event that the Board or the Committee, in its sole discretion, determines that, whether before or after removal the Removed Director (1) engaged in competition with the Company or any Affiliate, (2) disclosed, without authorization, material proprietary information of the Company or any Affiliate, (3) violated applicable business ethics policies or business policies of the Company or any Affiliate or (4) engaged in any conduct that the Board, in its sole discretion, determines to warrant such return or forfeiture. The Board’s or the Committee’s right to require such return or forfeiture must be exercised within 90 days after the later of (1) the date of removal or (2) the discovery of an occurrence described in provisions (1) through
(4) of the previous sentence, but in no event later than 15 months after the date of removal.

Share Retention

Shares received pursuant to RSUs or any historically granted Deferred Stock Units or Option Awards shall be subject to the Company’s Stock Ownership and Retention Guidelines.